UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant   ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Bank of Commerce Holdings
(Name of Registrant as Specified in its Charter)

PAYMENT OF FILING FEE (Check the appropriate box): ☐

☒	No Fee Required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which the transaction applies:

	2)	Aggregate number of securities to which the transaction applies:

	3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-22 (set forth the amount on which the filing fee is calculated and state how it was determined)

	4)	Proposed Maximum Aggregate value of the transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing party:

	4)	Date Filed:

Bank of Commerce Holdings

Notice of 2016 Annual Meeting of Shareholders

And

Proxy Statement

April 5, 2016

Dear Shareholder:

It is my pleasure to invite you to the Bank of Commerce Holdings 2016 Annual Meeting of Shareholders.

We will hold the meeting on Tuesday, May 17, 2016 at 5:15 p.m. in the lobby of Redding Bank of Commerce located at 1951 Churn Creek Road, Redding, California 96002. In addition to the formal items of business, I will report on past performance and future prospects.

At the Annual Meeting, you will be asked to elect the slate of directors, to ratify the appointment of our independent registered public accounting firm for 2016 and to consider an advisory non-binding vote on the compensation of the Company’s named executive officers. This mailing includes the formal notice of the Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that will be conducted at the Annual Meeting. Financial results and information about Bank of Commerce Holdings and its subsidiaries can be found in our 2015 Form 10-K and Annual Report, which accompanies this Proxy Statement.

Please vote promptly by telephone, internet or mail regardless of whether or not you plan to attend the meeting. You may later decide to vote in person at the meeting if you are a shareholder of record, or you may revoke your proxy or voting instructions for any other reason before your shares are voted. Your vote is important.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Randall S. Eslick

Randall S. Eslick

President and Chief Executive Officer

This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about April 5, 2016.

Bank of Commerce Holdings

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 17, 2016
Time:	5:15 p.m.
Place:	Redding Bank of Commerce 1951 Churn Creek Road Redding, California 96002

At our 2016 Annual Meeting, we will ask you to:

●	Elect the slate of nine (9) directors, each to serve for a term of one year;

●	Ratify the selection of Moss Adams, LLP as our independent registered public accounting firm for 2016;

●	Vote in an advisory (non-binding) capacity on a resolution approving named executive officer compensation; and

●	Transact any other business that may properly be presented at the Annual Meeting.

If you were a shareholder of record as of the close of business on Thursday, March 24, 2016, you are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about Tuesday, April 5, 2016.

Whether or not you plan to attend, please grant a proxy to vote your shares in one of three ways: via telephone, internet or mail. Instructions regarding telephone and internet voting are included on the proxy card. Have your proxy card in hand. If you choose to vote by mail, please mark, sign and date the proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time before it is exercised as explained in the Proxy Statement. Returning your proxy card will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ David H. Scott

David H. Scott
Corporate Secretary

Redding, California
April 5, 2016

i

ii

Bank of Commerce Holdings

1901 Churn Creek Road
Redding, California 96002
(530) 722-3939

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Notice of Internet Availability: The Bank of Commerce Holdings Proxy Statement for the 2016 Annual Meeting of Shareholders being held on Tuesday, May 17, 2016 and the Annual Report to Shareholders (which includes the Form 10-K for the fiscal year ended December 31, 2015) are available on the internet at www.proxyvote.com.

Why did you send me this Proxy Statement?

The Board of Directors (the “Board”) of Bank of Commerce Holdings (the “Company”) is soliciting proxies from its shareholders to be used at the Annual Meeting of Shareholders on Tuesday, May 17, 2016 (the “Annual Meeting”). This Proxy Statement (the “Proxy Statement”) summarizes the information you need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or use the convenient telephone or internet voting method as described in the proxy card. In this Proxy Statement, “us,” “we” or “our” refer to the Company.

Along with this Proxy Statement, we are also sending you our Form 10-K for the fiscal year ended December 31, 2015 (“Form 10-K”) and our 2015 Annual Report (“Annual Report”).

Who is entitled to vote?

Shareholders of record at the close of business on Thursday, March 24, 2016 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 13,366,268 shares of common stock (“Common Stock”) outstanding and entitled to vote.

There are two types of ownership of the Company’s Common Stock. A significant percentage of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some differences between the two types of ownership.

Registered Owners. Registered owners hold their shares in their own names with the Company’s transfer agent, Broadridge Financial Solutions, Inc. (“Broadridge”), and such registered owners are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owners. Beneficial owners hold their shares through a stock brokerage account or a bank or another nominee (your “Nominee”). Shares beneficially owned are sometimes referred to as being held in “street name.” Such Nominee (rather than the shareholder) is considered, with respect to those shares, the shareholder of record. These proxy materials are being forwarded to you by your Nominee. As the beneficial owner, you have the right to direct your Nominee on how to vote. Your Nominee has enclosed a voting instruction card for you to use in directing such Nominee as to how to vote your shares.

Brokers cannot vote street name shares on “non-routine” proposals (known as “broker non-votes”). Generally, broker non-votes occur when street name shares are not voted with respect to a particular proposal because (i) the broker has not received voting instructions and (ii) the broker lacks discretionary voting power to vote such shares.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors or approval of the (non-binding) resolution on executive compensation, your broker cannot vote your shares on these proposals.

What constitutes a quorum?

The presence in person or by proxy of the holders of a majority of the Company’s outstanding shares of Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. A broker non-vote, however, is not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted.

How many votes do I have?

Each share of the Company’s Common Stock that you owned as of the Record Date entitles you to one vote except with respect to the election of directors. With respect to the election of directors, each holder of Common Stock may cumulate his, her or its votes and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected. Such shareholder may cast all of his, her or its votes for a single candidate or may distribute such votes among any or all of the candidates. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. An opportunity will be given at the meeting prior to the voting for any shareholder who desires to do so to announce his, her or its intention to cumulate his, her or its votes. The proxy card indicates the number of votes that you have.

How do I vote?

We urge you to vote promptly by telephone, over the internet, or by completing the enclosed proxy card. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

By Telephone or Internet: You may cast your vote by telephone or internet (at no cost to you) as indicated on the proxy card. Telephone and internet voting are available 24 hours per day. If you vote by telephone or internet, there is no need to return the proxy card.

Have your proxy card in hand. You will be prompted to vote using the control number provided on your proxy card.

By Mail: You may cast your vote by mail by completing, signing and dating the enclosed proxy card and returning it to us promptly.

Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

Shares represented by properly executed proxies that are received prior to the deadline for submitting proxies and that are not revoked in a manner described below will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees listed in this Proxy Statement, FOR the ratification of the appointment of the independent registered public accounting firm, and FOR the advisory (non-binding) resolution to approve the compensation of the Company’s named executive officers (the “named executive officers”). Any proxy given by a shareholder may be revoked before its exercise by:

●	giving notice to us in writing;
●	delivering to us a subsequently dated proxy; or
●	notifying us at the Annual Meeting before the shareholder vote is taken.

In Person at the Annual Meeting:

●

Registered Owners. Registered owners hold their shares in their own names with the Company’s transfer agent and are the shareholder of record for those shares. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card and proof of identification.

●

Beneficial Owners. Beneficial owners hold their shares through a stock brokerage account or a bank or another nominee. Shares beneficially owned are sometimes referred to as being held in “street name.” Shares held in street name may be voted in person only if you present a “Legal Proxy” at the Annual Meeting. Contact your broker immediately to obtain a “Legal Proxy” and bring that document with you to the Annual Meeting.

How do I change my vote?

Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting and may change their votes as described below.

If you voted by telephone or internet: If you vote by telephone or internet, you may change your vote until the telephone or internet polls close. The final vote is the one that will count.

Registered Owners who voted by mail: If you fill out and submit the proxy card, you may change your vote at any time before the vote is conducted at the Annual Meeting by:

●	delivering to us a subsequently dated proxy; or
●	notifying us at the Annual Meeting before the shareholder vote is taken.

Beneficial Owners who voted by mail: Contact your broker for instructions to determine when and how changes may be submitted.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are registered in your name and you do not vote by telephone or internet, if you do not return your signed proxy card, or if you do not vote in person at the Annual Meeting, your shares will not be voted.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors or approval of the advisory (non-binding) resolution on executive compensation, your broker cannot vote your shares on these proposals.

It is very important that you vote on the proposals presented. Your broker can only vote on Proposal 2 for you.

What vote is required to approve each proposal?

Proposal 1: Elect the Slate of Directors

The nominees for director who receive the most affirmative votes will be elected. If you do not vote for a particular nominee or you indicate “Withhold” to vote for a particular nominee on your proxy card, your vote will not count “For” or “Against” the nominee.

Proposal 2: Ratify the selection of Moss Adams, LLP as our independent registered public accounting firm for 2016

The affirmative vote of a majority of votes cast at the Annual Meeting on this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the outcome of the proposal.

Proposal 3: Vote on an Advisory (non-binding) Resolution on Executive Compensation

We are asking our shareholders to approve on an advisory (non-binding) basis the compensation of our named executive officers as disclosed in this Proxy Statement. Detailed information about the compensation of our named executive officers is included in the section entitled “Information on Director and Executive Compensation” and “Compensation Discussion and Analysis.”

In 2013, on an advisory basis, our shareholders voted to take advisory votes on executive compensation on an annual basis. We have followed the guidance of our shareholders and annually request the approval on an advisory (non-binding) basis of the compensation of our named executive officers.

Our executive compensation programs are designed (i) to attract and retain well-qualified executives, (ii) to link executive officer compensation to the Company’s financial performance, and (iii) to reward executive officers for creating shareholder value. We believe our executive compensation programs achieve these objectives.

The affirmative vote of a majority of votes cast at the Annual Meeting on this proposal is required to approve the advisory (non-binding) resolution on the compensation of the Company’s named executive officers. Our Board and Executive Compensation Committee (“Executive Compensation Committee”) value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote as recommended by the Board. The Board recommends a vote:

●	“For” the election of all nominees for director;
●	“For” the ratification of the selection of Moss Adams, LLP as our independent registered public accounting firm for 2016; and
●	“For” the non-binding resolution approving named executive officer compensation as disclosed in this Proxy Statement.

If any other matter is presented, your proxy holder will vote in accordance with the recommendation of the Board or, if no recommendation is given, in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement.

What are the costs of soliciting these Proxies?

The expense of printing and mailing proxy materials, including this Proxy Statement, the Form 10-K and the Annual Report, will be borne by the Company. In addition to the solicitation of proxies by mail, certain directors, officers and other employees of the Company solicit proxies by personal interview, telephone, facsimile or email. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company’s Common Stock. We have contracted with Broadridge to assist us in the distribution of materials and tabulation of the results.

How do I obtain a Form 10-K and/or an Annual Report?

The Company’s audited consolidated balance sheets for the years ended December 31, 2015 and 2014 and consolidated statements of income and cash flows for the years ended December 31, 2015, 2014 and 2013 are part of the Company’s Form 10-K which accompanies this Proxy Statement.

Additional copies of the Form 10-K and Annual Report may be obtained for no cost upon written request to Bank of Commerce Holdings, Attention: Corporate Secretary, 1901 Churn Creek Road, Redding, California 96002 and are also available on our website at www.bankofcommerceholdings.com.

The Securities and Exchange Commission (the “SEC”) maintains an internet site at http://www.sec.gov that includes the Company’s SEC filings. Access to the Company’s Form 10-K, quarterly reports on Form 10-Q, Current Reports on Form 8-K, and Section 16 reports by Company insiders are available free of charge as soon as they are filed with the SEC.

Interests of directors, nominees and executive officers in matters to be voted upon

No directors, nominees, or executive officers of the Company have a personal interest in the matters to be voted upon in this election other than, for directors, their desire to continue serving as directors. The vote respecting approval of executive compensation is non-binding, and a vote denying approval would not directly affect executive compensation but would be considered in future compensation decisions by the Board and the Executive Compensation Committee.

VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

Shareholders of record at the close of business on Thursday, March 24, 2016, which is the Record Date, are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 13,366,268 shares of its Common Stock outstanding and entitled to vote.

Each share of the Company’s Common Stock that you owned as of the Record Date entitles you to one vote except with respect to the election of directors. With respect to the election of directors, each holder of Common Stock may cumulate his, her or its votes and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected. Such shareholder may cast all of his, her or its votes for a single candidate or may distribute such votes among any or all of the candidates. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. An opportunity will be given at the meeting prior to the voting for any shareholder who desires to do so to announce his, her or its intention to cumulate his, her or its votes. The proxy card indicates the number of votes that you have.

The following table shows, as of March 1, 2016, the amount of Company Common Stock directly owned (unless otherwise indicated) by:

●	each person or entity who is known by the Company to beneficially own more than five percent (5%) of the Company’s Common Stock,
●	each of the Company’s directors and nominees,
●	each of the named executive officers, and
●	all directors and named executive officers of the Company as a group.

We have determined beneficial ownership in accordance with the rules of the SEC which has defined beneficial ownership to mean more than ownership in the usual sense. In general, beneficial ownership includes (i) securities over which a director or executive officer is deemed to have voting or investment control, either directly or indirectly, and (ii) stock options or other rights that are exercisable currently or become exercisable within 60 days of March 1, 2016. Except as otherwise noted, we believe that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares.

5% Shareholders

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street, Boston, MA 02210 (1)	1,036,283	7.75%

(1)	According to the Schedule 13G/A filed on February 11, 2016.

Directors and Executive Officers

Name and Address (1) of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class
Randall S. Eslick	70,462	(2)	*
James A. Sundquist	72,052	(3)	*
Samuel D. Jimenez	76,879	(4)	*
Robert H. Muttera	90,958	(5)	*
Robert J. O’Neil	31,359	(6)	*
Orin N. Bennett	76,264	(7)	*
Gary R. Burks	9,132	(8)	*
Joseph Q. Gibson	91,488	(9)	*
Jon W. Halfhide	47,500	(10)	*
Linda J. Miles	18,609		*
David H. Scott	101,975	(11)	*
Terence J. Street	37,000	(12)	*
Lyle L. Tullis	278,705	(13)	2.09%
All directors, named executive officers and beneficial owners as a group (13 persons)	1,002,383		7.50%

*	Represents less than 1% of outstanding Common Stock.
(1)	The address for each Beneficial Owner is 1901 Churn Creek Road, Redding, California 96002.
(2)	Includes 22,000 options that could be exercised within 60 days from March 1, 2016.
(3)	Includes 8,000 options that could be exercised within 60 days from March 1, 2016.
(4)	Includes 19,500 options that could be exercised within 60 days from March 1, 2016. Mr. Jimenez has 25,471 shares of the Company’s Common Stock pledged as security.
(5)	Includes 12,000 options that could be exercised within 60 days from March 1, 2016.
(6)	Includes 16,000 options that could be exercised within 60 days from March 1, 2016.
(7)	Includes 58,264 shares held by the Bennett Family Revocable Trust, 2,000 shares held jointly with his spouse, and 16,000 options that could be exercised within 60 days from March 1, 2016.
(8)	Includes 5,000 options that could be exercised within 60 days from March 1, 2016.
(9)	Includes 900 options that could be exercised within 60 days from March 1, 2016.
(10)	Includes 34,700 shares held by the Halfhide Family Trust of which Mr. Halfhide is co-trustee with his spouse and 12,800 options that could be exercised within 60 days from March 1, 2016.
(11)

Includes 204 shares held individually by spouse, 7,711 shares in the Company’s 401(k) retirement plan and 16,819 shares in spouse’s individual retirement account. Mr. Scott has 76,041 shares of the Company’s Common Stock pledged as security.

(12)	Includes 2,000 shares held by Mr. Street’s mother over which Mr. Street has power of attorney but for which he disclaims beneficial ownership.
(13)	Includes 28,610 shares held by Mr. Tullis’ spouse in individual retirement accounts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. To the Company’s knowledge, based solely upon a review of such reports and written representations, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed in a timely manner except that Lyle Tullis, Chairman of the Board, did not timely report beneficial ownership of 10,610 shares of Common Stock acquired by his spouse in individual retirement accounts. Beneficial ownership of these shares was reported on a Form 4/A filed January 22, 2016.

INFORMATION ABOUT EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers of the Company

The following table and narrative sets forth information with respect to the named executive officers of the Company, including their ages and employment history for the last five years.

Name	Age	Position(s)
Randall S. Eslick	58	President and Chief Executive Officer
James A. Sundquist	61	Executive Vice President and Chief Financial Officer
Samuel D. Jimenez	51	Executive Vice President and Chief Operating Officer
Robert H. Muttera	62	Executive Vice President and Chief Credit Officer
Robert J. O’Neil	60	Senior Vice President and Chief Credit Administrator (1)

(1)

Mr. O’Neil served as Senior Vice President and Regional President, Sacramento Bank of Commerce, a division of Redding Bank of Commerce, from December 17, 2013 to May 31, 2015. Effective June 1, 2015, Mr. O’Neil serves as Senior Vice President and Chief Credit Administrator.

Randall S. Eslick, 58, has served as President and Chief Executive Officer of the Company since November 2013. Immediately prior, he served as Regional President of Roseville Bank of Commerce (now known as Sacramento Bank of Commerce, a division of Redding Bank of Commerce) from December 2005 to November 2013. From 2002 until December 2005, Mr. Eslick served as Senior Vice President and Regional Manager of Roseville Bank of Commerce. Mr. Eslick joined the Company in March 2001 as Senior Vice President and Commercial Loan Officer. Mr. Eslick was appointed to the Board of the Company and to the board of directors of Redding Bank of Commerce in November 2013 when he assumed the role of President and Chief Executive Officer of the Company. As our Chief Executive Officer and a director, Mr. Eslick serves as the primary liaison between the Board and management and as the executive officer with overall responsibility for executing the Company’s strategic plan.

James A. Sundquist, 61, has served as Executive Vice President, Chief Financial Officer and Principal Accounting Officer of the Company since December 2014. Prior to joining the Company, Mr. Sundquist had been retired since 2008. Mr. Sundquist has worked at several independent California financial institutions over the course of his career, and his title from 1998-2007 was Executive Vice President and Chief Financial Officer. From 1996-1998, he served as Executive Vice President and Chief Operating Officer, from 1984-1995 he served as Senior Vice President and Chief Financial Officer, and from 1979-1983 he served as Vice President and Controller. Prior to his bank service, Mr. Sundquist was employed as a Certified Public Accountant at an international public accounting firm from 1977-1979.

Samuel D. Jimenez, 51, has served as Executive Vice President and Chief Operating Officer of the Company since December 2013. Mr. Jimenez has served the Company in multiple capacities since 2003. He served as the Chief Financial Officer and Principal Accounting Officer of the Company from May 2009 to December 2014. He was promoted from Senior Vice President to Executive Vice President in March 2011, and in December 2013 was also appointed Chief Operating Officer. Prior to becoming Chief Financial Officer, he served as Vice President and Director of Risk Management of Redding Bank of Commerce beginning in September 2003 and was promoted from Vice President to Senior Vice President in February 2006. Mr. Jimenez was a Federal Deposit Insurance Corporation Examiner from 1992 to 2003. Mr. Jimenez is a Certified Public Accountant. Mr. Jimenez also serves as Assistant Corporate Secretary of the Company.

Robert H. Muttera, 62, has served as Executive Vice President and Chief Credit Officer of the Company since January 2014. Mr. Muttera served as Executive Vice President and Chief Credit Officer with several other California independent financial institutions from 2012-2013, 2000-2005 and from 1983-2000. He served as Senior Vice President at a commercial real estate advisory firm from 2006-2012, as Vice President and Senior Commercial Loan Officer of a California independent financial institution from 1979-1983, and as Senior Accountant and Certified Public Accountant at an international public accounting firm from 1975-1979.

Robert J. O’Neil, 60, has served as Senior Vice President and Chief Credit Administrator of Redding Bank of Commerce since June 2015. Prior to that, Mr. O’Neil served as Senior Vice President and Regional President of Sacramento Bank of Commerce, a division of Redding Bank of Commerce, from December 2013 to May 2015. He served as Senior Vice President and Regional Credit Manager from 2006 to 2013 and as Senior Vice President of Commercial Lending from 2002 to 2006. From 1986 to 2002, he served as a Senior Executive with another California independent financial institution, and from 1975 to 1986, he served in lending at a large regional financial institution.

Directors of the Company

Information regarding each of the current directors and director nominees is provided below, including each nominee’s name, age as of the Record Date, the year first elected a director of the Company, principal occupation, and public company directorships and work history during the past five years. There are no family relationships among any of our directors or executive officers, nor are any of the corporations or organizations referenced in the biographical information below a parent, subsidiary or affiliate of the Company. All directors of the Company currently serve as directors of Redding Bank of Commerce (“Redding Bank of Commerce”). Directors generally are appointed to serve on the Redding Bank of Commerce board for a one-year term prior to being eligible for election to the Company’s Board.

Orin N. Bennett

Mr. Bennett, 67, has been a director of Redding Bank of Commerce since September 2005 and of the Company since 2006.

Business Experience: Mr. Bennett is a registered Civil Engineer in California and Oregon. He formed a civil engineering business in 1995 that in 2008 became Bennett Engineering Services in Roseville, California which provides civil engineering services primarily in California. Mr. Bennett also is a partner in BD Properties, LLC, a real estate investment company. Mr. Bennett was employed by the international engineering firm of CH2M Hill prior to forming his own civil engineering business in 1979. Mr. Bennett’s knowledge of the Sacramento market and his real estate experience provide valuable insight into the existing opportunities for a community bank to provide its services and operations and make his continued service to the Board a valuable asset.

Other Public Company Directorships: None.

Committees: Mr. Bennett serves on the Executive, Executive Compensation, Long-Range Planning, and Nominating and Corporate Governance committees of the Board. He also serves as Chairman of the Redding Bank of Commerce Loan Committee.

Gary R. Burks

Mr. Burks, 61, has been a director of Redding Bank of Commerce since June 2007 and of the Company since 2008.

Business Experience: Mr. Burks has been Vice President and General Manager of Foothill Distributing Company, Inc. (an Anheuser-Busch wholesale company) in Redding since October 1991 and has over twenty years of experience on its board. He currently serves on the Board of Directors of the Redding Colt 45s, a collegiate baseball team. He volunteered as a Loaned Executive for the Greater Redding Chamber of Commerce during 2015, served as president of Redding Rotary from 1991 to 1992, and he was an Executive Board member of the Greater Redding Chamber of Commerce from 1985 to 1991. Mr. Burks’ experience in running a large-scale company and his involvement in many academic and community activities make him a valuable member of the Board.

Other Public Company Directorships: None.

Committees: Mr. Burks serves as Chairman of the Nominating and Corporate Governance Committee and also serves on the Audit and Qualified Legal Compliance Committee (the “Audit Committee”), the Executive Compensation, and the Long-Range Planning committees of the Board.

Randall S. Eslick

Mr. Eslick, 58, has been a director of the Company and Redding Bank of Commerce since November 2013.

Business Experience: Please see above in “Executive Officers of the Company.” Mr. Eslick joined the Company in 2001. He serves on the board of directors of River Oak Center for Children and is its former president of the board. His experience with the Company, extensive career in banking, and reputation in the community make him a valuable member of the Board.

Other Public Company Directorships: None.

Committees: Because Mr. Eslick is an employee of the Company and is therefore not independent, he is not a member of any Company committee. Mr. Eslick is an invited guest at all committee meetings; however, he does not participate in any portion of a meeting during which his compensation is discussed. Mr. Eslick presently serves on the ALCO, CRA, Loan and Long-Range Planning committees of Redding Bank of Commerce.

Joseph Q. Gibson

Mr. Gibson, 68, has been a director of Redding Bank of Commerce since November 2009 and of the Company since 2010.

Business Experience: Mr. Gibson has thirty-eight years of experience in business management. He was a teacher and administrator for Anderson Union High School from 1973 to 2003, and he has been an owner of SFI Insurance, Inc. since 1992. He currently serves on the Anderson Union High School Board, Shasta College Foundation Board, Shasta Trinity Regional Occupation Program Board, and Shasta Historical Society Board. He is past President of Riverview Golf and Country Club, and he was president of the Anderson Rotary from 2002 to 2003. Mr. Gibson’s extensive experience in the insurance industry as well as his experience working with various organizations involved in academic and community activities make him a valuable member of the Board.

Other Public Company Directorships: None.

Committees: Mr. Gibson presently serves on the Long-Range Planning committee of the Board. He also serves the Redding Bank of Commerce board as Chairman of the CRA Committee and as a member of the ALCO Committee.

Jon W. Halfhide, CPA

Mr. Halfhide, 58, has been a director of Redding Bank of Commerce since July 2005 and of the Company since 2006. He was appointed Vice Chairman of the Board in February 2013.

Business Experience: Mr. Halfhide is currently a health care consultant and serves on the board of directors and on the Investment and Audit Committees of Shasta Regional Community Foundation. From January 2000 to January 2013, Mr. Halfhide served as president of Dignity Healthcare North State Service Area and St. Elizabeth Community Hospital. He has over thirty years of management experience with Dignity Healthcare and has served in the capacity of Controller, Chief Financial Officer and Chief Executive Officer with Dignity Health North State. Mr. Halfhide also served on the non-profit board of directors of Mercy Foundation North and Catholic Healthcare West North State and the non-profit board of directors of the Tehama County Economic Development Corporation. Mr. Halfhide’s vast experience as a certified public accountant, his knowledge of running a health care facility, his designation as an audit committee financial expert, and his involvement in community activities make his continued service to the Board a valuable asset.

Other Public Company Directorships: None.

Committees: Mr. Halfhide serves as Chairman of the Executive Compensation Committee. He also serves on the Audit Committee and meets the criteria of an audit committee financial expert under the SEC rules. Mr. Halfhide serves on the Executive and Long-Range Planning committees of the Board and is Chairman of the Redding Bank of Commerce ALCO Committee.

Linda J. Miles

Ms. Miles, 62, has been a director of Redding Bank of Commerce since July 2013 and of the Company since May 2014.

Business Experience: Ms. Miles served as Executive Vice President and Chief Operating Officer of the Company and Redding Bank of Commerce from May 2009 until her retirement in February 2013. From January 1996 to April 2009, she served as Executive Vice President and Chief Financial Officer of the Company. From October 1989 to December 1995, she served as Senior Vice President and Chief Financial Officer of the Company. Before joining the Company, Ms. Miles was Senior Vice President and Chief Financial Officer at another California independent financial institution. Ms. Miles served as a director of Bank of Commerce Mortgage from May 2009 until the company was sold in 2012. Ms. Miles’ institutional knowledge, community banking experience and extensive history with the Company make her a valuable member of the Board.

Other Public Company Directorships: None.

Committees: Ms. Miles serves on the Long-Range Planning committee of the Board. As a director of Redding Bank of Commerce, Ms. Miles serves on the ALCO and CRA Committees.

David H. Scott, CPA

Mr. Scott, 72, has been a director of Redding Bank of Commerce since April 1997 and of the Company since May 1997.

Business Experience: Mr. Scott is the founding partner of D.H. Scott & Company, LLP, a public accounting firm, which is a position he has held since June 1986. He also serves on the non-profit Economic Development Corporation of Shasta County and the Shasta Historical Society. Mr. Scott’s experience in public and private business, his extensive experience in the field of public accounting and his vast experience working with various organizations in many aspects of the financial process offers a valuable perspective to the Board.

Other Public Company Directorships: None.

Committees: Mr. Scott serves as Chairman of the Audit Committee and as a member of the Executive and Long-Range Planning committees of the Board. The Board has determined that Mr. Scott meets the criteria of an audit committee financial expert under SEC rules. Mr. Scott also serves as the Corporate Secretary of the Company. Mr. Scott is a member of the ALCO and Loan Committees of Redding Bank of Commerce.

Terence J. Street

Mr. Street, 61, has been a director of Redding Bank of Commerce since August 2012 and of the Company since May 2013.

Business Experience: Mr. Street is the general manager of the general contracting division of Clark Pacific and is the past President of Roebbelen Contracting, Inc. located in El Dorado Hills, California. Mr. Street serves as Chairman of the Board of United Business Bank and serves on the non-profit board of directors of Mercy Foundation Sacramento and of Cristo Rey High School. He is retired from the Catholic Foundation of the Sacramento Dioceses. He is also a past director of the Construction Employers’ Association and is past Chairman of the Board of Trustees of Jesuit High School. Mr. Street’s business acumen, integrity, leadership and knowledge of the Sacramento market as well as his community service make him a valuable member of the Board.

Other Public Company Directorships: None.

Committees: Mr. Street serves on the Audit, Long-Range Planning, and Nominating and Corporate Governance committees of the Board. He also serves on the Loan Committee of Redding Bank of Commerce.

Lyle L. Tullis

Mr. Tullis, 66, has been a director of Redding Bank of Commerce and the Company since May 2003. Mr. Tullis was appointed Chairman of the Board of the Company and Redding Bank of Commerce in February 2013.

Business Experience: Since February 1976, Mr. Tullis has served as president of Tullis Inc., a general engineering construction company. Mr. Tullis is the past District Chairman of the Eureka and Shasta Districts of the Associated General Contractors of California. Mr. Tullis’ extensive business experience, which includes project financing, budgets, bidding and oversight of the final project, and his involvement in local community activities make him a valuable member of our Board.

Other Public Company Directorships: None.

Committees: Mr. Tullis serves as Chairman of the Executive Committee, Chairman of the Long-Range Planning Committee, and is a member of the Audit, Executive Compensation, and Nominating and Corporate Governance committees of the Board. He is also a member of the ALCO and Loan committees of Redding Bank of Commerce.

THE BOARD, BOARD COMMITTEES AND GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance principles and practices. The Board has adopted corporate governance guidelines to provide the framework for the governance of the Company. These guidelines set forth director qualifications and standards of independence and mandate that at least a majority of the Board and all the members of the Audit, Executive Compensation and the Nominating and Corporate Governance committees meet the criteria for independence as discussed below.

Highlights of our corporate governance practices are described below. To fulfill its role, the Board, acting directly or through a Board committee, must perform the following primary functions:

●	Oversee the conduct of the Company’s business to evaluate whether or not the Company is being properly managed;
●	Review and, where appropriate, approve the Company’s major financial objectives, strategic plans and actions;
●

Review and, where appropriate, approve major changes in and determinations of other major issues respecting the appropriate auditing and accounting principles and practices to be used in the preparation of the Company’s financial statements;

●	Assess major risk factors relating to the Company and its performance, and review measures to address and mitigate such risks;
●

Evaluate regularly the performance and approve the compensation of the Chief Executive Officer and, with the advice of the Chief Executive Officer, evaluate regularly the performance of principal senior executives; and

●	Plan for succession of the Chief Executive Officer and monitor management’s succession planning for other key executives.

In discharging these obligations, directors are entitled to rely reasonably on the honesty and integrity of their fellow directors, the Company’s executive officers, and the Company’s outside advisors and auditors. Directors shall be entitled to reasonable directors’ and officers’ liability insurance obtained on their behalf, the benefits of indemnification to the fullest extent permitted by law under the Company’s articles, bylaws and any indemnification agreements, and exculpation as provided by state law and the Company’s articles.

Executive Officers

The Board recognizes that the actual management of the business and affairs of the Company are conducted by the Chief Executive Officer and other senior executives under his supervision and that, in performing the management function, the Chief Executive Officer and other senior executives are obliged to act in a manner that is consistent with the oversight functions and powers of the Board and the standards of the Company and to execute any specific plans, instructions or directions of the Board.

Code of Conduct, Code of Ethics, and Corporate Governance Documents

The Board has adopted a Code of Conduct that applies to all of our directors, officers and staff and a Code of Ethics that applies to our principal executive officer and principal financial officer, or any person serving in that capacity. The Code of Conduct and Code of Ethics embody our commitment to high standards of ethical and professional conduct. All directors, officers and staff are required to annually certify that they have read and complied with the Code of Conduct. The Code of Conduct consists of basic standards of business practice as well as professional and personal conduct. You may access our Code of Ethics and the current charters of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee, as well as our articles and bylaws, by visiting our corporate website at www.bankofcommerceholdings.com or by writing Bank of Commerce Holdings, Attention: Corporate Secretary, 1901 Churn Creek Road, Redding, California 96002.

Board Leadership Structure and Role in Risk Oversight

The Board is committed to maintaining an independent Board. To that end, it has been the practice of the Company to separate the duties of Chairman and Chief Executive Officer. At this time, the Board believes that the separation of duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined and that a non-employee director who is not serving as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman.

The Board has ultimate authority and responsibility for overseeing risk management of the Company. Some aspects of risk oversight are fulfilled at the full Board level. Additionally, the Board, or a committee of the Board, receives specific periodic reports from executive management on credit risk, liquidity risk, interest rate risk, capital risk, operational risk and economic risk. The Audit Committee oversees financial, accounting and internal control risk management. The internal audit function and the independent registered public accounting firm report directly to the Audit Committee. The Executive Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs.

Chairman of the Board

The Board appoints one of its members to serve as the Chairman of the Board. The offices of Chairman and Chief Executive Officer are not held by the same individual. The Chairman chairs all regular sessions of the Board and, with input from the Chief Executive Officer to the extent appropriate, sets the agenda for Board meetings, subject to the right of each board member to suggest agenda items.

Director Qualifications

The Board must consist of a majority of directors who meet the independence criteria under NASDAQ listing standards and as adopted by the Board.

Qualifications: A director should possess personal and professional integrity, have good business judgment, and relevant experience and skills to be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s shareholders. Directors should be committed to devoting sufficient time and energy to diligently performing their duties as directors.

Size of Board: The exact number of directors shall be fixed from time to time by the Board within the requirements of the Company’s articles and bylaws. In March 2015, the Board determined that the appropriate size of the Board would be nine (9) members.

Selection Process: In accordance with the policies and principles in its charter, the Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”) is responsible for identifying and recommending potential director nominees to the Board for its approval when there is a vacancy on the Board and for each annual meeting of shareholders. The Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board will extend an invitation to the potential director nominee to join the Board.

Director Orientation and Continuing Education

All new directors participate in an orientation program during their first year as a director. As part of the orientation, each director receives a copy of the Director Policy and copies of the Company’s articles and bylaws. Orientation also includes presentations by senior management to familiarize new directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs, and conflict policies. Each director is required to review and sign the Company’s Insider Trading Policy and the Code of Conduct. A new director will attend a meeting with the Chief Executive Officer and Chief Financial Officer to be briefed on Board reports, significant financial, accounting and risk management issues, and current and potential projects.

All directors receive annual director education in subjects relevant to the duties of a director, including the study of corporate governance best practices and ethics. The Board requires directors to participate in continuing education programs and reimburses directors for the expenses of such participation. All directors successfully complete the Directors Certification Program sponsored by the California Bankers Association and the Bankers’ Compliance Group, Inc. each year.

Board Attendance and Annual Meeting Policy

Directors are expected to attend all Board meetings and all meetings of committees on which they serve. Directors are expected to devote an adequate amount of time and effort to properly discharge their responsibilities. Information and data are important to the Board’s understanding of the business, and the Company distributes materials to the directors sufficiently in advance of each meeting to permit their review.

The Board held eleven (11) meetings during 2015. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board and of the committees on which such director serves. The Company does not have a formal policy requiring the attendance of its directors at each annual meeting of the shareholders; however, directors are encouraged to attend, and eight of nine directors attended the 2015 annual meeting.

DIRECTOR INDEPENDENCE;
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

The Nominating and Corporate Governance Committee has reviewed the applicable legal standards for Board and Board committee member independence and the criteria applied to determine audit committee financial expert status. The Board has analyzed the independence of each director and nominee and has determined which nominees and members of the Board meet the standards regarding independence required by applicable law, NASDAQ listing standards, and SEC regulations and whether or not each such director nominee is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which (i) were made in the ordinary course of business; (ii) were substantially made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Company’s bank subsidiary; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Such arrangements are discussed in detail in the section entitled “Certain Relationships and Related Transactions.”

Based on these standards, the Board has determined that each of the following non-employee directors and director nominees is independent:

Orin N. Bennett Gary R. Burks Joseph Q. Gibson Jon W. Halfhide, CPA	Linda J. Miles David H. Scott, CPA Terence J. Street Lyle L. Tullis

Randall S. Eslick, who serves as the President and Chief Executive Officer of the Company, is not independent because he is currently an executive officer of the Company.

All of the members of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee are independent.

Compensation Committee Interlocks and Insider Participation

During 2015, our Executive Compensation Committee consisted of Jon W. Halfhide (Chairman), Orin N. Bennett, Gary R. Burks and Lyle L. Tullis. During 2015, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officers served on the Executive Compensation Committee of the Board.

Directors’ Access to Officers, Employees and Independent Advisors

Directors are encouraged to keep themselves informed with regard to the Company and its operations. Directors have full and free access to Company officers and employees. Any meetings or contacts that a director wishes to initiate may be arranged through the Chief Executive Officer, Chief Financial Officer or directly by the director. Directors shall use their judgment to ensure that any such contact is not disruptive to the Company’s business operations and shall, to the extent that it is appropriate, copy the Chief Executive Officer on any written communications between a director and a Company officer or employee.

Communications with the Board of Directors

The Board has established a process for shareholders and other interested parties to communicate with independent members of the Board or a specific committee. Parties may communicate with the Board by sending a letter to Bank of Commerce Holdings, Attention: Corporate Secretary, 1901 Churn Creek Road, Redding, California 96002.

Certain Relationships and Related Transactions

Policy and Procedures on Related Person Transactions

The Company adopted its Code of Conduct to promote a “tone at the top” of the highest ethical standards within the Company. The Code of Conduct requires all Company personnel to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which include transactions involving entities with which such personnel are associated. The Board recognizes that related-party transactions present a heightened risk of conflicts of interest and/or improper valuation, or the perception thereof. Such transactions, after full disclosure of the material terms to the Board, must be approved by the members of the Board who are not parties to the specific transaction. The Board shall determine whether or not the transactions are just and reasonable to the Company at the time of such approval, with those members of the Board, if any, who have an interest in the transaction abstaining. Such procedures are consistent with the terms of California corporate law. The Company has a Regulation O Policy relating to loans to insiders and other related-party transactions.

Lending and Other Ordinary Business Transactions

During 2015, almost all of our directors, as well as some of their respective family members and/or affiliated entities, engaged in loan transactions and/or had other extensions of credit in the ordinary course of business with our banking subsidiary. All of these transactions were on substantially the same terms, including interest rates, collateral and repayment and other terms, as those available at the time for similar transactions with unrelated parties. None of these loans or credit transactions involves more than the normal risk of collectability or presents other unfavorable features.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established, among others, a standing Audit Committee, an Executive Compensation Committee, and a Nominating and Corporate Governance Committee. All members of these three committees meet the applicable standards of independence defined by the NASDAQ listing standards and SEC regulations. In addition, the members of the Executive Compensation Committee meet the applicable standards of independence defined by IRS regulations. All directors participate in the long-range planning of the Company.

You may access the current charters of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee, as well as our articles and bylaws, by visiting our corporate website at www.bankofcommerceholdings.com or by writing Bank of Commerce Holdings, Attention: Corporate Secretary, 1901 Churn Creek Road, Redding, California 96002.

Information about each of these three committees of the Board, its members who served during 2015, the committee’s purpose, and the number of meetings held in 2015 follows.

Audit Committee
Members:	David H. Scott, Chairman	Terence J. Street
	Gary R. Burks	Lyle L. Tullis
	Jon W. Halfhide

Number of meetings in 2015:	9

Purpose:

To assist the Board in fulfilling its responsibilities to oversee management activities related to accounting and financial reporting policies, internal controls, auditing practices, and legal and regulatory compliance; to review and discuss the integrity of the Company’s consolidated financial statements and the adequacy and reliability of disclosures to shareholders; to review the qualifications and independence of the outside accountants and the performance of internal and external accountants; to prepare the committee report included in the Company’s annual proxy statement in accordance with SEC rules; to act as the qualified legal compliance committee of the Company in accordance with its charter; and to perform the audit committee and fiduciary audit committee functions on behalf of the Company in accordance with federal banking regulations. The Board has determined that David H. Scott, CPA, and Jon W. Halfhide, CPA, are “audit committee financial experts” as defined by SEC rules and the NASDAQ listing standards and are independent as defined by the SEC rules and NASDAQ listing standards.

Executive Compensation Committee

Members:	Jon W. Halfhide, Chairman	Gary R. Burks
	Orin N. Bennett	Lyle L. Tullis

Number of meetings in 2015:	6

Purpose:

To discharge the Board’s responsibilities relating to compensation of the Company’s executive officers, including a review of the impact of the compensation policies on the Company’s risk exposure; to review the Compensation Discussion and Analysis and to recommend inclusion of such disclosure in the Company’s annual proxy statement; to conduct the annual chief executive officer performance evaluation process; to evaluate and approve compensation plans, policies, and programs of the Company applicable to executive officers; and to oversee management and director succession planning.

Nominating and Corporate Governance Committee

Members:	Gary R. Burks, Chairman	Terence J. Street
	Orin N. Bennett	Lyle L. Tullis

Number of meetings in 2015:	3

Purpose:

To assist the Board by identifying individuals qualified to become Board members and to recommend to the Board nominees for director and director nominees for each committee; to recommend to the Board the corporate governance guidelines of the Company and to oversee an annual review of the Board’s performance; to recommend to the Board a determination of each non-management director’s independence under applicable rules and guidelines.

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE AND NOMINATIONS FOR DIRECTOR

The Nominating and Corporate Governance Committee of the Board has been delegated the responsibility to identify, evaluate, and recommend for nomination candidates for election as directors. Each of the members of the Nominating and Corporate Governance Committee has been determined to be independent as defined by the SEC rules and NASDAQ listing standards.

The goal of the Nominating and Corporate Governance Committee’s nominating process is to assist the Company in attracting competent individuals with the requisite management, financial and other expertise who will serve as directors and act in the best interests of the Company and all its shareholders. The Nominating and Corporate Governance Committee consults with other Board members, the Company’s Chief Executive Officer, and other Company personnel in this process. The Nominating and Corporate Governance Committee will consider an individual recommended by a shareholder for nomination as a director provided the shareholder making the recommendation follows the procedures for submitting a proposed nominee’s name and provides the required information described below.

Director Qualifications and the Nomination Process

The Nominating and Corporate Governance Committee regularly reviews the composition of the Board in light of its understanding of the backgrounds, industry, and professional experience, and the various communities, both geographic and demographic, represented by the current members. It also monitors the expected service dates of Board members, any planned retirement dates, and other anticipated events that may affect a director’s continued ability to serve. The Nominating and Corporate Governance Committee periodically reviews Board self evaluations and information with respect to the business and professional expertise represented by current directors in order to identify any specific skills desirable for future Board members.

The Board has approved certain minimum standards for first-time director candidates, and the Nominating and Corporate Governance Committee has developed a process for identifying and evaluating first-time nominees in light of these standards and other such factors as the Nominating and Corporate Governance Committee deems appropriate. These standards, and the Nominating and Corporate Governance Committee’s evaluation process, apply to all first-time director nominees, including those nominees recommended by shareholders. This process is based on the Nominating and Corporate Governance Committee’s familiarity with the composition of the current Board, its awareness of anticipated openings, and its assessments of desirable talents or expertise.

The Board has approved the following minimum qualifications for first-time nominees for director, including nominees recommended by shareholders, for election to the Company’s Board: (i) a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role (i.e. chief executive officer, managing partner, president, chief financial officer); (ii) financial literacy or other professional or business experience relevant to an understanding of the Company and its business; and (iii) a demonstrated ability to think and act independently and work constructively in a group environment. The Nominating and Corporate Governance Committee will determine, in its sole discretion, whether or not a nominee meets these minimum qualifications. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Nominating and Corporate Governance Committee also will consider if such candidate meets the independence standards defined by NASDAQ, the SEC rules, and any additional requirements imposed by law or regulation on the members of the Audit, Executive Compensation, and the Nominating and Corporate Governance Committees of the Board.

Following the initial review, the Nominating and Corporate Governance Committee arranges an introductory meeting with the candidate and the Company’s Chief Executive Officer, Chairman of the Board, and in some cases with additional directors, to determine the candidate’s interest in serving on the Board.

The Nominating and Corporate Governance Committee, together with several members of the Board and the Chief Executive Officer, then conducts a comprehensive interview with the candidate. The individual will be asked to provide the information required to be disclosed in the Company’s proxy statement.

Assuming a satisfactory conclusion to the process outlined above, the Nominating and Corporate Governance Committee then presents the candidate’s name to the Board for election as a director.

Director Nominations by Shareholders

A shareholder who wishes to submit an individual’s name for consideration by the Nominating and Corporate Governance Committee for nomination as a director of the Company at the 2017 annual meeting must deliver such nomination to the Company’s Corporate Secretary no later than December 27, 2016 and provide (i) the shareholder’s name, address and the number of shares of the Company’s Common Stock beneficially owned by the shareholder; (ii) the name of the proposed nominee and the number of shares of the Company’s Common Stock beneficially owned by the nominee; (iii) sufficient information about the nominee’s experience and qualifications for the Nominating and Corporate Governance Committee to make a determination about whether or not the individual would meet the minimum qualifications for directors; and (iv) such individual’s written consent to serve as a director of the Company, if elected. The Nominating and Corporate Governance Committee has the right to request, and the shareholder will be required to provide, such additional information with respect to the shareholder nominee as the Nominating and Corporate Governance Committee may deem appropriate or desirable to evaluate the proposed nominee in accordance with the nomination process described above, including the information about the proposed nominee that is required to be disclosed by the Company in its proxy statement under Regulation 14A of the Exchange Act.

INFORMATION ON DIRECTOR AND EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and objectives. The tables that follow present the compensation for 2015 to our named executive officers. When we refer to the named executive officers, we mean the following five individuals:

Randall S. Eslick, President and Chief Executive Officer (our Principal Executive Officer)

James A. Sundquist, Executive Vice President and Chief Financial Officer (our Principal Financial and Accounting Officer)

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Robert H. Muttera, Executive Vice President and Chief Credit Officer

Robert J. O’Neil, Senior Vice President and Chief Credit Administrator (1)

(1)

Mr. O’Neil served as Senior Vice President and Regional President, Sacramento Bank of Commerce, a division of Redding Bank of Commerce, from December 17, 2013 to May 31, 2015. Effective June 1, 2015, Mr. O’Neil serves as Senior Vice President and Chief Credit Administrator.

Please see the section titled “Information about Executive Officers and Directors – Executive Officers of the Company” for a full explanation regarding the named executive officers and the effective dates of their respective positions.

Strategic Role of Executive Compensation

In 2013, on an advisory basis, our shareholders voted to take advisory votes on executive compensation on an annual basis. We have followed the guidance of our shareholders and annually request the approval on an advisory (non-binding) basis of the compensation of our named executive officers.

The Executive Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held an advisory vote on the compensation of our named executive officers (the “say-on-pay proposal”) at the 2015 annual shareholders meeting. Our shareholders overwhelmingly approved the compensation of our named executive officers, with 89.8% of shareholder votes cast in favor of the say-on-pay proposal. As the Executive Compensation Committee evaluated the Company’s compensation programs in 2015, it took into account our shareholders’ vote of confidence in our executive compensation program as described below to ensure a continued link of pay to performance.

The Board of the Company strives to ensure that its compensation programs and practices are consistent with the strategic goals and objectives of the Company and that they maintain the Company’s high standards of effective corporate governance. The Board has appointed the Executive Compensation Committee to play a central role in formulating our compensation philosophy and programs and in making pay decisions for our named executive officers. The compensation programs include elements that are designed specifically for the named executive officers.

The Company’s executive compensation philosophy and programs play an important role in achieving the objective of long-term growth in shareholder value. As a guiding principle, we design our compensation programs to reward our named executive officers for recent performance and to motivate them to achieve strong future performance for the Company and long-term value for our shareholders.

In keeping with our long-term Company goal and our efforts to increase shareholder value and align named executive officer compensation with performance, the Executive Compensation Committee has taken certain actions over the years including:

●

Developed the Company’s executive compensation philosophy of “pay for performance” that is competitive in the market place, while keeping compensation opportunities and payouts reasonable and not excessive;

●	Established performance-based awards in the Company’s 2015 Short-Term Variable Incentive Program and Long-Term Variable Incentive Program;
●	Retained independent compensation consultants to advise on executive compensation issues and assist the Executive Compensation Committee in developing appropriate programs;
●	Reviewed and approved industry-specific Peer Group information for more thorough performance comparisons; and
●	Designed and updated a clearly defined competitive pay strategy aligning goals with shareholder value.

It is the responsibility of the Executive Compensation Committee to:

●	Establish and annually review and approve policies regarding executive compensation programs and practices;
●	Establish and administer annual and long-term incentive compensation plans for the executive officers;
●	Recommend to the Board for its approval, and submission to the Company’s shareholders when appropriate, incentive compensation plans and equity-based plans;
●	Review and approve all named executive officer employment, compensation and retirement agreements;
●	Recommend to the Board for its approval changes to executive officer compensation policies and programs; and
●	Exercise appropriate oversight regarding compliance with the provisions of the applicable governing laws and regulations.

Executive Compensation Objectives

Based on the Company’s philosophy to link compensation to Company, business, and individual performance, our compensation programs for our executive officers are built upon three objectives:

1.	To compete favorably with our peers in attracting and retaining qualified individuals as executive officers by offering competitive pay.

2.	To “pay for performance” by compensating our executive officers based upon:

a)	The Company’s performance compared to Peer Group performance; and
b)	The division performance for those executive officers who manage divisions.

3.

To align the interests of our shareholders and our executive officers by generally using stock awards for long-term compensation so our executive officers benefit only if our stock price rises and our shareholders are similarly rewarded.

Executive Compensation Components

Executive officer compensation for 2015 included the following elements:

Compensation Element	What the Compensation Element Rewards	Description of and Purpose of the Compensation Element
Base Salary	Core competence in the executive’s role relative to skills, years of experience and contributions to the Company.	Provides for fixed compensation based on competitive market salary levels.
Annual Cash Incentives	Contributions toward the Company’s achievement of specified profitability, growth, and credit quality.	A performance-based award that provides focus on meeting short-term goals that lead to the long-term success of the Company and which motivates achievement of critical annual performance metrics.
Long-Term Incentives	Contributions toward the Company’s achievement of specified profitability, growth and credit quality, with an emphasis on metrics supporting long-term growth.

Restricted Stock Awards/Stock Options: Increase executive ownership in the Company and aid in executive retention in a challenging business environment and competitive labor market. Emphasizes positive long-term performance and aligns executive interests with those of shareholders.

Retirement Benefits	Retention of executives for the balance of his/her career.

The SERP provides retirement benefits for the executives commensurate with those available to comparable peer executives. The qualified 401(k) program, available to all eligible employees, provides executives with a tax-deferred mechanism to save for retirement.

Health and Welfare Benefits	Such benefits are part of a broad-based competitive total compensation program.	Employee benefit plans are generally available to all employees and include disability plans, paid time off, and medical, health, and life insurance.
Additional Benefits and Perquisites	Active participation in business promotional activities on behalf of the Company.	Provides for executives to promote the Company’s business within the market and may include an auto allowance, use of a bank-owned automobile, and club memberships.

Overview of Compensation and Process

Base salaries are generally set for our executive officers annually at the regularly scheduled meetings of the Executive Compensation Committee between the months of December and April.

The Executive Compensation Committee reviews and recommends the Variable Incentive Program for the new fiscal year to the Board for approval, reviews and approves awards granted under the Variable Incentive Program, and reports awards to the Board. The Executive Compensation Committee recommends stock awards for the Company’s executive officers and certain other eligible employees.

It is the practice of the Executive Compensation Committee to periodically review the history of all the elements of each named executive officer’s total compensation over previous years and compare the compensation of the named executive officers with that of the executive officers in an appropriate market place and peer group.

In November 2014, the Executive Compensation Committee engaged McLagan, a leading performance/reward consulting firm for the financial services industry, to review compensation for its named executive officers and senior leadership team relative to that of similar financial institutions. McLagan presented the Executive Compensation Committee with an analysis of salaries, cash compensation (salary plus cash bonuses) and direct compensation (salary plus cash bonuses plus equity/long-term compensation). McLagan also provided the Executive Compensation Committee with an update in September 2015.

A summary of the findings from the McLagan September 2015 report comparing the 2015 compensation of the named executive officers to estimated 2016 target compensation for the market indicates that, overall, salaries and direct compensation at target for named executive officers were within a market competitive range except for Mr. Eslick, who remained below market median.

The Peer Group for compensation and performance purposes was updated, with the assistance of McLagan, in November 2014, primarily based on total assets relative to the Company’s total assets, geographic locations, and business model, and consists of the following financial services companies located in California, Oregon and Washington (the “Peer Group”):

American River Bankshares	FNB Bancorp	Pacific Premier Bancorp
Bank of Marin Bancorp	Heritage Commerce Corp	Premier Valley Bank
Bridge Capital Holdings	Heritage Oaks Bancorp	Provident Financial Holdings
Central Valley Community Bancorp	Oak Valley Bancorp	Riverview Bancorp Inc.
CU Bancorp	Pacific Continental Corp	Sierra Bancorp
First Financial Northwest Inc.	Pacific Financial Corp	Simplicity Bancorp Inc.
First Northern Community Bancorp	Pacific Mercantile Bancorp	United Security Bancshares

Compensation Objectives

In order to set competitive benchmarks for 2015 annual and long-term compensation for the named executive officers, the Executive Compensation Committee reviewed data compiled in the 2014 McLagan report. This data presented Peer Group annual cash, long-term incentive, and total compensation amounts as reported in the 2014 annual filings for those companies’ executive officers whose positions and responsibilities most closely match those of our executive officers. For each named executive officer, this compensation data was examined for the 25th, 50th and 75th percentiles. The Executive Compensation Committee used this information to help determine competitive benchmarks for the 2015 salary and annual cash incentive awards and long-term compensation awards for the named executive officers.

Typically, the Chief Executive Officer makes compensation recommendations to the Executive Compensation Committee with respect to the executive officers who report to him. Such executive officers are not present at the time of these deliberations. The Chairman of the Board then makes compensation recommendations to the Executive Compensation Committee with respect to the Chief Executive Officer, who is absent from that portion of the meeting. The Executive Compensation Committee may accept or adjust such recommendations.

Review of Executive Performance

The Executive Compensation Committee reviews, on an annual basis, each compensation element for each named executive officer. The Executive Compensation Committee takes into account the role and responsibilities, expertise, skills and years of experience of each named executive officer in comparison to competitive salary levels.

The Executive Compensation Committee may adjust or eliminate incentive compensation awards, regardless of achieving financial performance goals, if the Executive Compensation Committee determines that an executive officer has failed to comply with our Code of Ethics, Code of Conduct or policies on information security, regulatory compliance and risk management.

Named Executive Officer Compensation

The components of executive compensation are intended to work together to compensate the named executive officer fairly for services, reward the named executive officer based upon the Company’s overall performance and, depending on the position, his or her own performance during the year. In assessing the named executive officer’s total rewards, the Executive Compensation Committee reviews each component of a named executive officer’s compensation and considers and evaluates pay mix, the competitive market, and the value of total pay, benefits and perquisites. The Executive Compensation Committee further takes into consideration the shareholder voting results on named executive compensation, which for the last three years has indicated a high level of support.

Base Salary

It is the goal of the Executive Compensation Committee to establish salary compensation for its executive officers based on the Company’s operating performance relative to the comparable Peer Group, along with compensation recommendations from the Chief Executive Officer.

Base salary is generally established by an individual’s performance, experience, competent and effective execution of strategic objectives, level of responsibilities, and promotions, with total cash compensation targeted at or above the 50th percentile. In setting the base salaries of the named executive officers for fiscal year 2015, the Executive Compensation Committee considered the Company’s level of success in its short- and long-term goals in relation to:

●	Achievement of specific profitability, loan growth, deposit growth and asset quality targets;
●	Performance results relative to Peer Group;
●	Short- and long-term strategic goals; and
●	Overall financial performance of the Company.

In light of McLagan’s recommendation in its November 2014 report for a plan to move Mr. Eslick’s compensation closer to the median of the market within 18 months to two years, the Executive Compensation Committee approved an increase in Mr. Eslick’s annual salary effective January 1, 2015 to a level approximately equal to the 25th percentile of the market and increased his salary again modestly in July 2015.

Incentive Compensation

Effective for 2015, the Executive Compensation Committee replaced the Company’s prior unified variable award program (the “2014 Incentive Program”) with separate formal annual award programs. The Short-Term Variable Incentive Program (the “Short-Term Program”) covers cash incentive awards, and the Long-Term Variable Incentive Program (the “Long-Term Program”) covers equity-based awards. The Long-Term Program will govern equity awards based on 2015 Company performance with such awards to be made in 2016. For long-term incentive awards made in 2015, the terms of the 2014 Incentive Program applied, as described below.

Short-Term Variable Incentive Program

The Short-Term Program is designed to reward the Company’s executive officers for achieving short-term financial goals, including short- and long-term strategic goals, and for the overall financial performance of the Company.

The Executive Compensation Committee approves a threshold, target and maximum incentive payout as a percentage of the base salary earned during the incentive period for each executive officer. These targets are based on competitive practices for each comparable position. The incentive award opportunity represents the executive officer’s annual incentive opportunity if the annual performance goals are achieved.

We developed targets covering all of the executive officers as a means of driving results, assessing their performance against critical goals and to provide a reference for the Executive Compensation Committee to use in determining 2015 cash incentive awards. All goals for named executive officers are Company, not individual, goals.

The table below reflects the short-term cash incentive compensation as a percentage of base salary and the threshold, target and maximum amount that could be earned by each eligible named executive officer for 2015 under the Short-Term Program:

Named Executive Officer	Threshold	Target	Maximum
Randall S. Eslick	30.28%	35.00%	40.78%
James A. Sundquist	25.95%	30.00%	34.95%
Samuel D. Jimenez	25.95%	30.00%	34.95%
Robert H. Muttera	25.95%	30.00%	34.95%
Robert J. O’Neil	17.30%	20.00%	23.30%

The Short-Term Program establishes a set of financial metrics which is intended to drive performance. Each metric has a weight within the Short-Term Program, and the sum of the weights equal 100%. These metrics include (i) consolidated net income; (ii) performing loan growth, which is critical to achieving earnings and asset quality targets; (iii) core deposit growth, which is essential to ensure the long-term growth and includes checking, savings and money market deposits; and (iv) classified ratio, which measures the quality of loans within the portfolio and is vital to the Company’s overall success and which also tracks the amount of classified or problem loans as a percentage of the Company’s equity capital.

Metrics	Weight	Threshold	Target	Max	Actual	Result (% of Target)
Consolidated Net Income	65%	$6,789,800	$7,988,000	$9,585,600	$8,294,726	104%
Performing Loan Growth	10%	$69,700,000	$82,000,000	$90,200,000	$63,380,421	77%
Core Deposit Growth	15%	$23,800,000	$28,000,000	$30,800,000	$41,243,880	147%
Classified Ratio	10%	</= 20%	</= 20%	< 17%	17.55%	100%
Overall Company Performance						91.5%

The amount of incentive award paid to each executive officer under the Short-Term Program is based on how well the Company meets its budgeted goals. Each metric has different weightings, thresholds and ranges and is calculated independently of other metrics to determine the total award. The plan has a trigger where no award is earned if Consolidated Net Income is less than 85% of target. All awards under the Short-Term Program are subject to the discretion of the Executive Compensation Committee and the Board.

Payouts under Short-Term Program

Named Executive Officer	Incentive Amount	% of Salary	% of Target
Randall S. Eslick	$102,026	32.03%	91.50%
James A. Sundquist	$61,763	27.45%	91.50%
Samuel D. Jimenez	$72,743	27.45%	91.50%
Robert H. Muttera	$61,763	27.45%	91.50%
Robert J. O’Neil	$35,460	18.30%	91.50%

Long-Term Variable Incentive Program

The Executive Compensation Committee believes that stock awards are the most effective form of equity-based compensation to reward our executive officers for their contributions to the Company’s long-term performance. Stock awards which increase in value as the Company’s stock price increases directly aligns our executive officers’ interests with our shareholders’ interests to increase stock value over the long term. Equity-based awards under the Long-Term Program are made under the Company’s current 2010 Equity Incentive Plan.

The Long-Term Program is designed to reward the Company’s executive officers for achieving financial and strategic goals that the Executive Compensation Committee believes support the long-term success and growth of the Company.

The Executive Compensation Committee approves a threshold, target and maximum payout as a percentage of the base salary earned during the incentive period for each executive officer. These targets are based on competitive practices for each comparable position. The incentive target percentage represents the executive officer’s annual incentive opportunity if the annual performance goals are achieved.

Long-term incentive awards will be in the form of restricted stock grants with one-third vesting upon the date of grant and one-third vesting on each of the next two anniversaries of the date of grant.

The table below reflects the long-term equity-based compensation as a percentage of salary and the threshold, target and maximum amount that could be earned by each eligible named executive officer for 2014 Company performance and granted in 2015 under the 2014 Incentive Program.

Named Executive Officer	Threshold	Target	Maximum
Randall S. Eslick	21.81%	25.00%	27.50%
James A. Sundquist (1)	--	--	--
Samuel D. Jimenez	17.45%	20.00%	22.00%
Robert H. Muttera	17.45%	20.00%	22.00%
Robert J. O’Neil	13.09%	15.00%	16.50%

(1)	Mr. Sundquist joined the Company effective December 1, 2014 and therefore did not participate in the 2014 Incentive Program.

The Long-Term Program establishes a set of financial metrics which is intended to drive performance. Although the metrics utilized are the same as those utilized under the Short-Term Program as described above, they are weighted in a different manner to reflect emphasis on the Company’s long-term growth objectives and long-term shareholder value.

Metrics	Weight	Threshold	Target	Max	Actual	Result (% of Target)
Consolidated Net Income	35%	$7,921,150	$9,319,000	$10,250,900	$7,536,000	81%
Performing Loan Growth	15%	$79,650,950	$93,707,000	$103,077,700	$62,600,000	67%
Core Deposit Growth	35%	$21,250,000	$25,000,000	$27,500,000	$53,178,000	213%
Classified Ratio	15%	< 30%	< 30%	< 27%	29%	102%
Overall Company Performance						0%

Figures shown above reflect 2014 Company performance, which was applicable to equity incentive awards made in 2015. The amount of incentive award paid to each executive officer under the Long-Term Program is based on how well the Company meets its budgeted goals. Each metric has different weightings, thresholds and ranges and is calculated independently of other metrics to determine the total award. The plan has a trigger where no award is earned if Consolidated Net Income is less than 85% of target. All awards under the Long-Term Program are subject to the discretion of the Executive Compensation Committee and the Board.

Payouts under Long-Term Program

Named Executive Officer	Incentive Amount	% of Salary	% of Target	Discretionary
Randall S. Eslick	$0	0%	0%	$54,190
James A. Sundquist (1)	--	--	--	--
Samuel D. Jimenez	0	0%	0%	$40,902
Robert H. Muttera	0	0%	0%	$36,812
Robert J. O’Neil	0	0%	0%	$23,311

(1)	Mr. Sundquist joined the Company effective December 1, 2014 and therefore did not participate in the 2014 Incentive Program.

The Company did not meet its net income goal for 2014, and, therefore, the Company did not pay incentives under the 2014 Incentive Program. However, because the Company’s net income was impacted by certain one-time events, the Executive Compensation Committee awarded discretionary bonuses in 2015 based on the 2014 accomplishments of the management team, which included asset quality improvement, management and departmental reorganization and increased efficiencies, and achievement of certain strategic objectives.

Perquisites and Other Benefits

The Executive Compensation Committee believes that offering certain perquisites helps in the operation of the business as well as assists the Company to recruit and retain key executive officers. In some cases, an automobile allowance or the use of a bank-owned auto and a country club membership are offered to our executive officers. The Company’s executive officers may participate in the same benefit programs available to all employees. These programs include health, life and disability insurance and participation in non-qualified 401(k) plans.

Post-Retirement Arrangements

The Company maintains a Supplemental Executive Retirement Plan (“SERP”) and has entered into employment agreements with its executive officers which contain a change-in-control provision providing for certain payments following the termination of employment. The payments under the SERP are fixed pursuant to individual Salary Continuation Agreements and do not depend on years of credited service.

A discussion of the terms of the individual SERP, employment and change-in-control agreements with each of the named executive officers is set forth under “Post-Employment and Termination Benefits” below.

Role and Relationship of the Compensation Consultant

The Executive Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Executive Compensation Committee has direct access to outside advisors and consultants throughout the year.

In November 2014, the Executive Compensation Committee retained the services of McLagan, an Aon Hewitt company, as an independent outside compensation consultant. McLagan was also retained in September 2015 to provide the Executive Compensation Committee with a market update of the 2014 study. McLagan’s services include conducting peer group analysis and benchmarking studies, establishing compensation guidelines, assisting with the design of incentive programs, and providing insight on emerging regulations and best practices. The Executive Compensation Committee was provided with comprehensive reports summarizing McLagan’s findings and suggestions. McLagan was engaged directly by the Executive Compensation Committee and reports directly to the Executive Compensation Committee.

The Executive Compensation Committee considered the independence of McLagan in light of SEC rules and NASDAQ listing standards. The Executive Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and the senior advisors involved in the engagement, which considers the following factors: (i) other services provided to us by McLagan; (ii) fees paid by us as a percentage of McLagan’s total revenue; (iii) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the senior advisors and a member of the Executive Compensation Committee; (v) any Company stock owned by the senior advisors; and (vi) any business or personal relationships between our executive officers and the senior advisors. The Executive Compensation Committee discussed these considerations and concluded that the work performed by McLagan and the senior advisors involved in the engagement did not raise any conflict of interest.

Commitment to Quality Governance

The Executive Compensation Committee has adopted the following procedures intended to ensure quality governance of the Company’s “pay for performance” philosophy:

●	Only independent members of the Board may serve on the Executive Compensation Committee;
●

The Executive Compensation Committee meets on a regular basis as needed throughout the year. Generally, the Executive Compensation Committee will review year-to-date financial performance versus budget, executive officer stock ownership levels, each named executive officer’s target total compensation for the year, and other topics as appropriate;

●

At least once a year, the Executive Compensation Committee reviews each named executive officer’s total compensation package, including base salary, cash and stock incentive awards, qualified and non-qualified retirement, deferred compensation benefit packages and perquisites, and compares it to the Peer Group;

●	The Executive Compensation Committee utilizes independent compensation reports to assist in the analysis of compensation packages;
●

The Executive Compensation Committee Charter provides that changes to the compensation policies and programs applicable to the Company’s named executive officers are submitted to the full Board for approval;

●

At least once a year, the Executive Compensation Committee reviews and reassesses its charter and recommends any proposed changes to the Board for approval. The Executive Compensation Committee also conducts an annual evaluation of its own performance, comparing its performance with the requirements of its Charter; and

●

The Executive Compensation Committee reports on its meetings to the full Board. Additionally, the Executive Compensation Committee reports to the full Board the results of its evaluation of its own performance conducted as described above.

Summary Compensation Table

The following table sets forth certain summary information concerning compensation earned or awarded to the Company’s named executive officers for the last three years. Disclosure shall be provided for (i) all individuals serving as the Company’s principal executive officer; (ii) all individuals serving as the Company’s principal financial officer; (iii) the Company’s three most highly compensated executive officers other than the principal executive officer and principal financial officer; and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that they were not serving as executive officers at the end of the last completed fiscal year.

This list below includes the Company’s principal executive officer, principal financial officer, and the next three most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)(4)	Bonus ($)(5)	Stock Awards ($)(6)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(10)	Total ($)
Randall S. Eslick,	2015	$318,583	$0	$54,190	$0	$102,026	$97,840	$22,220	$594,859
President and Chief	2014	265,000	0	17,148	0	64,925	92,131	28,524	467,728
Executive Officer	2013	203,000	0	0	0	51,443	38,131	17,938	310,512
James A. Sundquist, (1)	2015	225,000	2,563	0	26,610	61,763	0	17,682	333,618
Executive Vice President and Chief Financial Officer	2014	18,750	0	0	0	0	0	600	19,350
Samuel D. Jimenez,	2015	265,000	0	40,902	0	72,743	34,929	34,237	447,811
Executive Vice President	2014	250,000	0	18,643	0	52,500	32,393	30,053	383,589
and Chief Operating Officer	2013	213,583	0	0	0	55,928	16,280	29,757	315,548
Robert H. Muttera, (2)	2015	225,000	15,000	36,812	0	61,763	107,439	24,964	470,978
Executive Vice President and Chief Credit Officer	2014	215,625	65,000	0	28,680	47,250	99,915	20,198	476,668
Robert J. O’Neil, (3)	2015	193,772	0	23,311	0	35,460	95,136	22,524	370,203
Senior Vice President	2014	190,000	0	11,156	0	33,250	89,484	22,457	346,347
and Chief Credit Administrator	2013	168,917	0	0	0	33,467	25,857	18,156	246,397

(1)	Mr. Sundquist became Executive Vice President and Chief Financial Officer effective December 1, 2014.
(2)	Mr. Muttera became Executive Vice President and Chief Credit Officer effective January 17, 2014.
(3)

Mr. O’Neil served as Senior Vice President and Regional President, Sacramento Bank of Commerce, a division of Redding Bank of Commerce, from December 17, 2013 to May 31, 2015. Effective June 1, 2015, Mr. O’Neil serves as Senior Vice President and Chief Credit Administrator.

(4)

Base salaries include 401(k) contributions made by the named executive officers of approximately $106,833 during 2015. The amounts (rounded to the nearest whole dollar) contributed by each named executive officer were as follows: Mr. Eslick, $22,301; Mr. Sundquist, $17,963; Mr. Jimenez, $24,000; Mr. Muttera, $24,000; and Mr. O’Neil, $18,569.

(5)	2015 amounts for Messrs. Sundquist and Muttera reflect discretionary bonuses recommended by the Chief Executive Officer. The 2014 bonus paid to Mr. Muttera reflects a signing bonus.
(6)

Amount represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of equity incentive compensation earned under the Company’s Long-Term Variable Incentive Program, the material terms of which are described in the section “Executive Compensation – Compensation Discussion and Analysis – Cash and Equity Incentive Compensation.” The stock underlying such awards was issued on January 6, 2014 and January 20, 2015.

(7)

The value of the stock option award is computed based upon the grant date fair value, consistent with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s consolidated financial statements for the fiscal years ended 2014 and 2015, included in the Company’s accompanying Form 10-K. No options were granted during 2013.

(8)

Amount represents cash incentive compensation earned under the Company’s Short-Term Variable Incentive Program, the material terms of which are described in the section “Executive Compensation – Compensation Discussion and Analysis – Cash and Equity Incentive Compensation.” Such amounts were paid in January 2014, January 2015, and January 2016.

(9)

Amount represents contributions by the Company and interest earned on segregated accounts under the named executive officer’s SERP, the material terms of which are described below under “Post-Employment and Termination Benefits.”

(10)

Amounts reported for 2013, 2014 and 2015 that represent “All Other Compensation” for each of the named executive officers are described in the table below captioned “Details of ‘All Other Compensation’ in the Summary Compensation Table.”

Details of “All Other Compensation” in the Summary Compensation Table

Name	Year	Automobile Allowance ($)(1)	Club Membership ($)(2)	Vacation Payout ($)(3)	401(k) Plan Match ($)	Total ($)
Randall S. Eslick	2015	$8,549	$6,067	$0	$7,604	$22,220
	2014	6,418	5,810	8,154	8,142	28,524
	2013	0	5,232	4,586	8,120	17,938

James A. Sundquist	2015	10,110	0	0	7,572	17,682
	2014	600	0	0	0	600

Samuel D. Jimenez	2015	11,700	4,270	10,192	8,075	34,237
	2014	11,700	4,260	6,130	7,963	30,053
	2013	11,700	4,160	5,769	8,128	29,757

Robert H. Muttera	2015	8,778	8,493	0	7,693	24,964
	2014	7,401	7,894	0	4,903	20,198

Robert J. O’Neil	2015	7,200	6,040	0	9,284	22,524
	2014	7,200	6,030	0	9,227	22,457
	2013	4,800	5,209	0	8,147	18,156

(1)	Represents a car allowance or an automobile for business use. The officers may have derived some personal benefit from the use of such automobiles.
(2)

Represents membership expenses in connection with the use of a private club for business purposes, particularly for the purpose of entertaining customers. The officers may have derived some personal benefit from the use of such membership.

(3)	Represents vacation payout of time accrued and unused at year end.

Equity Incentive Plan

At the 2010 annual meeting, shareholders approved the 2010 Equity Plan which provides for the grant of incentive stock options, non-qualified stock options, restricted stock, and restricted stock units. The 2010 Equity Plan has a term of ten years. All eligible employees may participate in the 2010 Equity Plan. As of December 31, 2015, 234,100 shares have been granted but are unexercised and 433,377 shares remain available for future grant.

Grants of Plan-Based Awards

The following table presents certain information with respect to incentive awards granted to the named executive officers for 2015. The Executive Compensation Committee granted these awards based on the 2015 accomplishments of the management team.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Max ($)
Randall S. Eslick	1/20/2015	$96,451	$111,504	$129,902	9,408	0	0	$54,190
James A. Sundquist (1)	1/15/2015	58,388	67,500	78,638	0	20,000	5.83	26,610
Samuel D. Jimenez	1/20/2015	68,768	79,500	92,618	7,101	0	0	40,902
Robert H. Muttera	1/20/2015	58,388	67,500	78,638	6,391	0	0	36,812
Robert J. O’Neil	1/20/2015	33,523	38,754	45,149	4,047	0	0	23,311

(1)	Mr. Sundquist joined the Company effective December 1, 2014 and therefore did not participate in the 2014 Incentive Program.

Outstanding Equity Awards at Fiscal Year End

The following table presents certain information concerning the outstanding stock awards held as of December 31, 2015 by each named executive officer of the Company.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Randall S. Eslick	2,000	0	$6.50	10/14/2018
	16,000	4,000(2)	4.05	03/01/2022
					6,272	$36,127

James A. Sundquist	4,000	16,000(3)	5.83	01/15/2025

Samuel D. Jimenez	3,500	0	6.50	10/14/2018
	12,000	4,000(4)	4.05	03/01/2022
					4,734	27,268

Robert H. Muttera	8,000	12,000(5)	6.39	01/17/2024
					4,261	24,538

Robert J. O’Neil	2,000	0	6.50	10/14/2018
	11,200	2,800(2)	4.05	03/01/2022
					2,698	15,540

(1)

Represents the unvested portion of the restricted stock awards granted January 20, 2015. Shares vest in equal annual installments over a three-year period beginning January 20, 2015 with shares becoming fully vested on January 20, 2017. The full amounts of the awards are reflected in “Grants of Plan-Based Awards” above.

(2)	Shares vest 20% annually beginning March 1, 2012 with shares becoming fully vested March 1, 2016.
(3)	Shares vest 20% annually beginning January 15, 2015 with shares becoming fully vested January 15, 2019.
(4)	Shares vest 20% annually beginning March 1, 2012 with shares becoming fully vested March 1, 2016. 4,000 options subject to this award have vested and been exercised.
(5)	Shares vest 20% annually beginning January 17, 2014 with shares becoming fully vested January 17, 2018.

Option Exercises and Stock Vested

The following table presents certain information concerning the exercise of options by each of our named executive officers during the fiscal year ended December 31, 2015, including the value of gains on exercise and the value of the stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randall S. Eslick	0	$0	3,136	$18,063
James A. Sundquist	0	0	0	0
Samuel D. Jimenez	0	0	2,367	13,634
Robert H. Muttera	0	0	2,130	12,269
Robert J. O’Neil	0	0	1,349	7,770

Retirement Benefits

The following table illustrates the approximate annual retirement income that may become payable to a named executive officer assuming benefits commence at age sixty-five (65) for each or Messrs. Eslick, Jimenez, and O’Neil and age sixty-seven (67) for Mr. Muttera. The benefits for Messrs. Eslick, Jimenez, Muttera, and O’Neil are payable over a period of ten (10) years.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Randall S. Eslick	SERP	10	$419,909	$0
James A. Sundquist (2)	N/A	N/A	N/A	N/A
Samuel D. Jimenez	SERP	7	153,640	0
Robert H. Muttera	SERP	2	207,354	0
Robert J. O’Neil	SERP	7	309,159	0

(1)	The terms of the SERP are described below.
(2)	Mr. Sundquist does not have a SERP Agreement.

Nonqualified Deferred Compensation

As noted below in the “Director Compensation” section, Directors may participate in the 2013 Directors’ Deferred Compensation Plan; however, no such plan or benefit exists for named executive officers.

Post-Employment and Termination Benefits

The following is a discussion regarding the post-employment and termination arrangements currently in place for the named executive officers. The amounts are based on the maximum amounts that could be paid under these arrangements.

Supplemental Executive Retirement Plan. In April 2001, the Board approved the implementation of the SERP and approved amending the SERP on December 31, 2006, September 30, 2007, and October 14, 2008. The SERP is a non-qualified executive benefit plan through which the Company agrees to provide specified benefits in the future to certain executive officers who contribute materially to the continued growth, development and business success of Redding Bank of Commerce.

The terms and payments under the SERP are determined by individual Salary Continuation Agreements with the executive officers and are not based on years of credited service. Benefits under the SERP include income generally payable commencing upon a qualifying termination of employment and a death benefit for the participants’ designated beneficiaries.

The Salary Continuation Agreements provide for five general classes of benefits for the executive officers, and the Board acts as administrator of the plan. Mr. Sundquist does not have a SERP and therefore is not included in the discussion below.

1.

Normal Retirement Benefits. The normal retirement benefit is calculated to provide a target annual benefit of up to seventy-five percent (75%) of the executive officer’s compensation at the time of retirement, which is age sixty-five (65) in the case of Messrs. Eslick, Jimenez, and O’Neil and age sixty-seven (67) in the case of Mr. Muttera, and shall be paid in twelve (12) equal monthly installments following termination of employment for a period of ten (10) years.

2.

Early Termination Benefit. The early termination benefit is the accrual balance, as such term is defined in the Salary Continuation Agreement, determined as of the end of the plan year preceding termination of employment and shall be paid in one hundred twenty (120) equal monthly installments following termination of employment.

3.

Disability Benefit. The disability benefit is the accrual balance, as such term is defined in the Salary Continuation Agreement, determined as of the end of the plan year preceding termination of employment and shall be paid in one hundred twenty (120) equal monthly installments following termination of employment.

4.

Death Benefit. The death during active service benefit is the Normal Retirement Benefit and shall be paid in twelve (12) equal monthly installments following the executive’s death for a period of ten (10) years. Should an executive officer (i) die after benefits have commenced under the Salary Continuation Agreement but before receiving all such distributions or (ii) die prior to the date benefits would commence, any remaining benefits shall be distributed to the executive officer’s beneficiary in the same manner as they would have been distributed to the executive officer.

5.

Change-in-Control Benefit. In the event there is a change in control followed within twenty-four (24) months by a termination of employment, the Company shall pay the accrual balance, as such term is defined in the Salary Continuation Agreement, determined as of the end of the plan year preceding termination of employment in one hundred twenty (120) equal monthly installments commencing after normal retirement age.

Key-man life insurance policies were purchased to offset the Company’s contractual obligation to pay pre-retirement death benefits and to recover the Company’s cost of providing benefits. The executive officer is the insured under the policy, while the Company is the owner and beneficiary. The insured executive officer has no claim on the insurance policy, its cash value or the proceeds thereof.

Potential Payments upon Termination or Change in Control

The following table shows the maximum amounts that would have been payable to the named executive officers at December 31, 2015, presuming that the payments were made as a lump sum: (1) in the event of termination or in the event of diminution in salary or job duties in connection with a change in control, and (2) as a result of termination other than termination arising from a change in control.

	Payments Upon a Change in Control		Termination Other Than Change in Control
	Payments under employment agreements	Payments under Supplemental Executive Retirement Plan	Payments under employment agreements	Payments under Supplemental Executive Retirement Plan
Name	($)(1)	($)(2)	($)(3)	($)(2)
Randall S. Eslick	$1,061,873	$419,909	$587,935	$419,909
James A. Sundquist	569,326	--	344,326	--
Samuel D. Jimenez	653,891	153,640	420,483	153,640
Robert H. Muttera	548,246	207,354	336,988	207,354
Robert J. O’Neil	260,536	309,159	267,596	309,159

(1)

Amount shown for Mr. Eslick includes $648,000 for two years of total salary, $319,825 for two years’ profit sharing, $64,815 for two years of health insurance benefits, $17,099 for two years of auto allowance, and $12,134 for two years of country club dues; amount shown for Mr. Sundquist includes $450,000 for two years of total salary, $111,544 for one years’ profit sharing, and $7,783 for one year of health insurance benefits; amount shown for Mr. Jimenez includes $530,000 for two years of total salary, $99,782 for one years’ profit sharing, and $24,109 for one year of health insurance benefits; amount shown for Mr. Muttera includes $450,000 for two years of total salary, $97,802 for one years’ profit sharing, and $444 for one year of life insurance benefits (Mr. Muttera currently does not participate in the Company’s health or dental insurance benefit plans); and amount shown for Mr. O’Neil includes $190,000 for one year of total salary, $54,123 for one years’ profit sharing, and $16,413 of health insurance benefits. For Messrs. Jimenez and O’Neil, the amount of profit sharing is computed as the average profit sharing received by the respective executive for the three prior years. For Messrs. Sundquist and Muttera, the amount of profit sharing is computed as the average profit sharing received by the respective executive since he joined the Company (since each began service in 2014 and does not have three prior years to average).

(2)

SERP payments are limited under IRS Section 280G to 2.99 times the average total compensation package. Amounts shown for each of Messrs. Eslick, Jimenez, Muttera, and O’Neil represent their respective accrual balances.

(3)

Amount shown for Mr. Eslick includes $324,000 for one year of total compensation, $200,708 for one years’ profit sharing, $48,611 for 18 months of health insurance benefits, $8,549 for one year of auto allowance, and $6,067 for one year of country club dues; amount shown for Mr. Sundquist includes $225,000 for one year of salary, $111,544 for one years’ profit sharing, and $7,783 for one year of health insurance; amount shown for Mr. Jimenez includes $265,000 for one year of total salary, $131,374 for one years’ profit sharing, and $24,109 for one year of health insurance; amount shown for Mr. Muttera includes $225,000 for one year of total salary, $111,544 for one years’ profit sharing, and $444 for one year of life insurance benefits (Mr. Muttera currently does not participate in the Company’s health or dental insurance benefit plans); and amount shown for Mr. O’Neil includes $190,000 for one year of total salary, $61,183 for one years’ profit sharing, and $16,413 for one year of health insurance.

Executive Officer Employment Agreements

The Company has entered into separate employment agreements with each of its named executive officers. A summary of the agreements is set forth below.

Randall S. Eslick Employment Agreement. Mr. Eslick serves as President and Chief Executive Officer. His employment agreement, effective November 19, 2013, is for a term of three years and shall automatically extend for a one-year period, subject to prior termination as provided within the agreement. The employment agreement provides that in the event of termination for specified reasons, Mr. Eslick will receive six months of total compensation plus accrued profit sharing and vacation calculated as of the date of his termination. If Mr. Eslick is terminated other than for those specified reasons, he will receive 12 months of total compensation calculated as of the date of his termination, payable in one lump sum. In either case, Mr. Eslick’s health insurance benefits shall continue for 18 months. The employment agreement also provides that in the event of a change in control (as defined therein) pursuant to which Mr. Eslick’s duties are diminished in any capacity, Mr. Eslick is entitled to terminate the employment agreement and will be paid severance pay equal to two years’ total compensation. In the event of termination, other than a change in control, Mr. Eslick is prohibited from soliciting Redding Bank of Commerce’s customers or clients for a period of one year.

James A. Sundquist Employment Agreement. Mr. Sundquist serves as Executive Vice President and Chief Financial Officer. His employment agreement, effective December 1, 2014, is for a term of three years and shall automatically extend for a one-year period, subject to prior termination as provided within the agreement. The employment agreement provides that in the event of termination for specified reasons, Mr. Sundquist will only be paid accrued salary plus accrued vacation calculated as of the date of his termination. If Mr. Sundquist is terminated other than for those specified reasons, he will receive 12 months of total compensation calculated as of the date of his termination, payable in one lump sum. The employment agreement also provides that in the event of a change in control (as defined therein) pursuant to which Mr. Sundquist’s salary or duties are diminished in any capacity, Mr. Sundquist will be paid, in one lump sum, a severance package equal to two years’ salary and one years’ profit sharing, each calculated according to the terms of the employment agreement, and his health insurance benefits shall continue for 12 months. In the event of termination, other than a change in control, Mr. Sundquist is prohibited from soliciting Redding Bank of Commerce’s customers or clients for a period of one year.

Samuel D. Jimenez Employment Agreement. Mr. Jimenez serves as Executive Vice President and Chief Operating Officer. His employment agreement, effective December 17, 2013, is for a term of three years and shall automatically extend for a one-year period, subject to prior termination as provided within the agreement. The material terms of Mr. Jimenez’s employment agreement are identical to those of Mr. Sundquist.

Robert H. Muttera Employment Agreement. Mr. Muttera serves as Executive Vice President and Chief Credit Officer. His employment agreement, effective January 14, 2014, is for a term of three years and shall automatically extend for a one-year period, subject to prior termination as provided within the agreement. The material terms of Mr. Muttera’s employment agreement are identical to those of Mr. Sundquist.

Robert J. O’Neil Employment Agreement. Mr. O’Neil serves as Senior Vice President and Chief Credit Administrator. His employment agreement, effective December 17, 2013, is for a term of three years and shall automatically extend for a one-year period, subject to prior termination as provided within the agreement. The material terms of Mr. O’Neil’s employment agreement are identical to those of Mr. Sundquist except that in the event of a change in control (as defined in the employment agreement), Mr. O’Neil will be paid, in one lump sum, a severance package equal to one years’ salary and one years’ profit sharing, each calculated according to the terms of the employment agreement.

Director Compensation

The following table shows compensation paid to or accrued by non-employee directors during the fiscal year ended December 31, 2015 for service to the boards of the Company and Redding Bank of Commerce.

2015 Director Compensation Table

	Fees Earned or Paid in Cash	Nonqualified Deferred Compensation Earnings	Total
Name	($)	($)	($)
Orin N. Bennett	$55,878	$22,926	$78,804
Gary R. Burks	26,725	0	26,725
Joseph Q. Gibson	26,275	8,931	35,206
Jon W. Halfhide	33,375	12,241	45,616
Linda J. Miles	22,800	1,120	23,920
David H. Scott	60,975	25,443	86,418
Terence J. Street	37,950	2,979	40,929
Lyle L. Tullis	68,425	31,276	99,701

Annual Compensation

Compensation paid to non-employee directors consists of cash (in the form of a monthly retainer and meeting fees) and, when authorized, equity (in the form of stock option grants). Directors may also participate in the 2013 Directors’ Deferred Compensation Plan.

The Executive Compensation Committee is responsible for all matters related to directors’ compensation in connection with reviewing and establishing or recommending non-employee director compensation to the Board. Generally, the Executive Compensation Committee will review the amount of director compensation at least annually. For purposes of establishing director compensation, the Executive Compensation Committee evaluated directors’ compensation as compared to detailed public company information provided by McLagan, which is a leading marketer for benchmarking executive and director compensation for financial services companies.

A director who is an officer/employee of the Company or of a subsidiary is not compensated for his or her membership on the Board.

Monthly Retainer and Meeting Fees

During 2015, each independent director and Ms. Miles will receive $800 for each Board meeting attended and $800 for a monthly retainer. Committee meetings will be paid at a rate of $400 for each meeting attended. Committee chairpersons will be paid an additional $375 per meeting. The Chairman of the Board is paid an additional $1,200 per month, and the Chairman of the Audit Committee is paid an additional $1,000 per month.

Equity Compensation

Non-employee directors have historically been eligible to participate in the Company’s stock option plan, and in the past, have received grants of non-qualified stock options. Several non-employee directors were issued stock option grants under the Company’s 1998 Stock Option Plan (the “1998 Plan”), which expired in 2008. In 2008, the Company adopted the 2008 Stock Option Plan, which was amended and restated in 2010 and is now known as the 2010 Equity Incentive Plan (the “2010 Equity Plan”). The 2010 Equity Plan allows for the grant of non-qualified stock options to directors. The Executive Compensation Committee believes that, as part of director compensation, directors should have an opportunity to receive grants of equity awards; therefore, non-employee directors are eligible to receive awards under the Company’s 2010 Equity Plan.

Directors’ Deferred Compensation Plan

The directors’ deferred compensation plan adopted by the Board in 1993 (the “1993 Directors’ Deferred Plan”) is a non-qualified director benefit plan in which the eligible director voluntarily elects to defer some or all of his or her current fees in exchange for the Company’s promise to pay a deferred benefit. The deferred fees are credited with interest under the plan, and the accrued liability is paid to the director at retirement. The current interest rate on the plan is Wall Street Journal prime plus three percent (3%), with an option to change to ten percent (10%) fixed immediately preceding retirement. As a non-qualified plan, the plan is only available to independent directors without regard to nondiscrimination requirements of qualified plans. The account is segregated from other assets owned by Redding Bank of Commerce only by way of its identification on the books of Redding Bank of Commerce as a liability of Redding Bank of Commerce to the Director. The account is subject to claims of general creditors of Redding Bank of Commerce, and the account shall be a general unsecured creditor of Redding Bank of Commerce.

No deferred compensation shall be payable to a director until the death, disability, resignation, retirement or removal from office of such director. All such compensation, together with interest thereon, shall be provided to such director, or his beneficiary, within thirty (30) days from the date of death, disability, retirement or resignation. If the director has designated an optional installment payment method, the first installment shall be paid six months after his or her normal retirement date.

Upon the death of a director, distribution of compensation deferred, together with interest, shall be made either in one lump sum or as installments, depending on the election of each director prior to death, to his or her designated beneficiary.

Deferred compensation by reason of resignation or retirement may, at the option of the director, be payable in approximately equal monthly installments over a period not to exceed fifteen (15) years, provided however, that on any such installment method of distribution, interest shall continue to be credited on the undistributed sums.

As of December 31, 2015, the Company’s accrued obligations under the 1993 Directors’ Deferred Plan were $3,291,419. The accrued obligations under the 1993 Directors’ Deferred Plan will continue to accrue interest; however, as of December 31, 2013, no additional deferrals will be made under the 1993 Directors’ Deferred Plan.

The Company’s Board adopted a new directors’ deferred compensation plan in December 2013 (the “2013 Directors’ Deferred Plan”), to be effective beginning January 2014. The terms of the 2013 Directors’ Deferred Plan are virtually identical to the 1993 Directors’ Deferred Plan, with the following exceptions: (i) the interest rate shall be adjusted annually and shall mean the Bloomberg 20-year Investment Grade Financial Institutions index rate in effect on the immediately preceding December 31, plus two percent (2%); (ii) no deferred compensation shall be payable to a director until a separation from service has occurred, which means that the director ceases for any reason to provide services to the Company as a member of the Board; and (iii) the director may elect to receive payments in a lump sum (payable within thirty (30) days following the separation from service) or in approximately equal monthly installments over a period not to exceed ten (10) years. As of December 31, 2015, the Company’s accrued obligations under the 2013 Directors’ Deferred Plan were $369,767.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Executive Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Executive Compensation Committee of the Board met and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K, and based on that review and discussion, the Executive Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and the 2015 Annual Report on Form 10-K.

In addition, the Executive Compensation Committee determined that no general employee compensation plan links the potential for any material payout to the Company’s reported earnings, and so no such plan can reasonably be viewed as encouraging the manipulation of reported earnings to enhance the compensation of any employee.

Members of the Executive Compensation Committee

Jon W. Halfhide, Chairman
Orin N. Bennett
Gary R. Burks

Lyle L. Tullis

REPORT OF THE AUDIT AND QUALIFIED LEGAL COMPLIANCE COMMITTEE

The Audit and Qualified Legal Compliance Committee (“Audit Committee”) of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board has determined that the members of the Audit Committee meet the independence requirements as defined under the NASDAQ listing standards and SEC rules.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board. With respect to fiscal 2015, the Audit Committee has:

(1)

reviewed and discussed the audited consolidated financial statements with management, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)	discussed with the independent accountants the matters required to be discussed by AS 16 (Communication with Audit Committees);

(3)

received from Moss Adams, LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with Moss Adams, LLP that firm’s independence;

(4)	discussed with the Company’s internal and independent accountants the overall scope and plans for their respective audits; and

(5)

met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to the Company’s Board that the audited consolidated financial statements be included in the Company’s Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

All fees paid to Moss Adams, LLP during 2015 were pre-approved by the Audit Committee.

Members of the Audit and Qualified Legal Compliance Committee

David H. Scott, CPA; Chairman

Gary R. Burks

Jon W. Halfhide, CPA

Terence J. Street

Lyle L. Tullis

Fees Paid to Independent Registered Public Accounting Firm

Moss Adams, LLP was selected by the Company to serve as the Company’s independent registered public accounting firm for the 2015 fiscal year, and the shareholders of the Company ratified the selection at the 2015 annual meeting of shareholders in May 2015. The Company has selected Moss Adams, LLP to serve as the Company’s independent registered public accounting firm for the 2016 fiscal year, and the shareholders of the Company are being asked to ratify the selection at the 2016 Annual Meeting.

A representative from Moss Adams, LLP is expected to attend the 2016 Annual Meeting and will be available to answer questions, although the representative is not likely to make a formal statement.

The following table sets forth the aggregate fees charged to the Company by Moss Adams, LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2015 and 2014 fiscal years and for other services rendered during the 2015 and 2014 fiscal years.

Fee Category	Fiscal 2015	% of Total	Fiscal 2014 (1)	% of Total
Audit Fees	$274,638	89%	$281,543	85%
Audit-Related Fees	35,654	11%	24,378	7%
Tax Fees	0	0%	7,380	2%
All Other Fees	0	0%	21,261	6%
Total Fees	$310,292	100%	$334,562	100%

(1)	Includes an additional $55,331 of fees billed to or reclassified by the Company for 2014 services after the 2015 proxy statement was published.

Audit Fees. Consists of fees billed to the Company for professional services rendered in connection with the audit of the Company’s annual financial statements included in the Company’s annual reports on Form 10-K and review of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees. Consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and which are not reported under Audit Fees. This category includes the out-of-pocket expenses of the auditors while conducting audit services.

Tax Fees. Consists of fees for professional services for tax compliance, tax advice and tax planning. The 2014 fee is for consultations related to the sale of the Company’s mortgage subsidiary.

All Other Fees. Consists of fees for products and services provided other than those reported above. The fees for 2014 include review of documents relating to redemption of trust preferred securities.

In considering the nature of the services provided by Moss Adams, LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Moss Adams, LLP and Company management to determine that the services are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by standards of the Public Company Accounting Oversight Board (PCAOB).

In discharging its oversight responsibility with respect to the audit process, the Audit Committee of the Board (i) obtained from the independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Rule 3526, “Communication with Audit Committees Concerning Independence,”; (ii) discussed with the accountants any relationships that may impact their objectivity and independence; and (iii) satisfied itself as to the accountants’ independence. The Audit Committee also discussed with management and the independent accountants the quality and adequacy of the Company’s internal controls and the outsourced audit functions, responsibilities, budgeting and staffing. The Audit Committee reviewed with the independent accountants their audit plans, audit scope and identification of audit risks.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under the Audit Committee’s pre-approval policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm. The Audit Committee may pre-approve a list of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee.

This list of services includes audit services, audit-related services, tax services and all other services. The Audit Committee sets pre-approved fee levels for each of these listed services. Any type of service that is not included on the list of pre-approved services must be specifically approved by the Audit Committee. Any proposed service that falls outside of the pre-approved fee levels requires specific pre-approval by the Audit Committee.

shareholder proposals RECOMMENDED BY
THE BOARD OF DIRECTORS

PROPOSAL NO. 1: Election of Directors

In accordance with the Company’s articles and bylaws, the Board has set the number of directors for election to the Board at the 2016 Annual Meeting at nine (9) and has nominated the persons identified in the section entitled “Information About Executive Officers and Directors – Directors of the Company” for election at the Annual Meeting. If you elect the nominees presented, they will hold office until the election of their successors at the annual meeting in 2017 or until their earlier resignation.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy holder may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternatives. The Board has no reason to believe that its nominees would prove unable to serve if elected.

The Board recommends a vote FOR the election of each of the nominees for director.

 PROPOSAL NO. 2: Ratify the selection of Moss Adams, LLP as our independent registered public accounting firm for 2016

The affirmative vote of a majority of votes cast at the Annual Meeting on this proposal is required to ratify the selection of the independent registered public accounting firm. If you abstain from voting, it has no effect on the outcome of this proposal.

The Board recommends a vote FOR the ratification of the selection of Moss Adams, LLP as our independent registered public accounting firm for 2016.

PROPOSAL NO. 3: Advisory (Non-Binding) Resolution on Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to submit to the shareholders a non-binding vote on the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this Proxy Statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

This vote shall not be binding on the Board and will not be construed as overruling a decision by the Board, nor shall the vote create or imply any additional fiduciary duty by the Board. However, the Executive Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting. On this matter, abstentions will have no effect on the voting.

The Board recommends a vote FOR the adoption of the non-binding advisory resolution approving the compensation of the named executive officers.

 OTHER BUSINESS

Proposals by shareholders to transact business at the Company’s 2017 annual meeting must be delivered to the Company at its principal administrative office located at 1901 Churn Creek Road, Redding, California 96002 no later than December 27, 2016 in order to be considered for inclusion in our proxy statement and proxy card. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in the Company’s sponsored proxy materials.

Notice of any business item proposed to be brought from the floor before an annual meeting by a shareholder, including the nomination of directors, must be received by the Corporate Secretary of the Company no earlier than January 26, 2017 and no later than March 27, 2017 and must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the proposal. If the Company does not receive timely notice, such proposal will not be considered a business item at the annual meeting. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. If the Chairman of the meeting acknowledges the nomination of a person not made in compliance with the foregoing procedures, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when the nomination is made at the meeting.

Shareholders may contact an individual director, the Board as a group, or a specified committee or group by sending a written communication to the Company’s headquarters address. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication.

The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature, that relates to an improper or irrelevant topic, or that requests general information about the Company.

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies submitted on the enclosed form will be voted in accordance with the judgment of the persons voting the proxies. Whether or not you intend to be present at the Annual Meeting, we request that you return your signed proxy promptly.

By Order of the Board of Directors, /s/ David H. Scott David H. Scott Corporate Secretary

Redding, California
April 5, 2016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Orin N. Bennett
02 Gary R. Burks
03 Randall S. Eslick
04 Joseph Q. Gibson
05 Jon W. Halfhide
06 Linda J. Miles
07 David H. Scott
08 Terence J. Street
09 Lyle L. Tullis

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000282468_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report and Form 10K are available at www.proxyvote.com

BANK OF COMMERCE HOLDINGS
Annual Meeting of Shareholders
May 17, 2016 5:15 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Lyle L. Tullis, Chairman of the Board, and Randall S. Eslick, President and CEO, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes the proxy to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BANK OF COMMERCE HOLDINGS that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 5:15 PM Pacific Time on May 17, 2016 in the lobby of Redding Bank of Commerce located at 1951 Churn Creek Road, Redding, California 96002, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000282468_2 R1.0.1.25